Exhibit 5.1

Client: 42498-00013

February 24, 2017

Everett SpinCo, Inc.

3000 Hanover Street

Palo Alto, California 94304

Re:	Everett SpinCo, Inc.
Registration Statement on Form S-4 (File No. 333-214393)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4, File No. 333-214393, as amended (the “Registration Statement”), of Everett SpinCo, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed issuance by the Company of up to 142,526,075 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of May 24, 2016, among Hewlett Packard Enterprise Company, a Delaware corporation, Everett, Everett Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of CSC, and New Everett Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of the Company, as amended as of November 2, 2016 and as further amended as of December 6, 2016 (the “Merger Agreement”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving any laws other than the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render this opinion. This

February 24, 2017

opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP